PediatRx reports revenues and fiscal year-end results

CALIFON, NJ – May 26, 2011 – PediatRx, Inc. (“PediatRx”) (OTCBB: PEDX), a hospital specialty company with a current focus on oncology supportive care, is pleased to provide an update on activities for the fourth quarter and fiscal year ended February 28, 2011. Among its achievements, PediatRx reported $266,800 in net annual product revenues after acquiring GRANISOL® in late July 2010, and officially launched the product under a new labeler code in November. Major accomplishments in the fiscal year ended February 28, 2011 include establishing relationships with key purchasing groups and subsequent to its fiscal year end, gaining Centers for Medicare/Medicaid Services acceptance of its’ labeler code for Medicaid reimbursement for GRANISOL.

During the fiscal fourth quarter, PediatRx recognized net product revenues of approximately $118,000 on sales of GRANISOL, its first product acquisition. The company also secured agreements with various wholesalers, distributors and group purchasing organizations to support the commercialization of GRANISOL. In addition, the company contracted two sales representatives to promote the product in the field directly with healthcare professionals.

“This has been a transformative year for PediatRx in which we are pleased to have met our internal quarterly and fiscal year sales targets,” said Dr. Cameron Durrant, the founder of PediatRx. “We have a solid foundation in place from which we intend to increase sales of GRANISOL and drive the company forward. Coupled with the initiatives we have implemented to market and sell GRANISOL to key oncology hospitals and clinics, we believe PediatRx is well positioned for a strong and exciting year.”

PediatRx’s most notable achievements to date include:

  Net product revenue of approximately $266,800 for the fiscal year ended February 28, 2011. No revenue had been recognized by the company prior to 2010.
  Gross margin of approximately $181,200 on annual product sales.
  Initiation of sales and marketing initiatives to support GRANISOL sales.
  Successfully launched GRANI Cares (http://www.121hm.com/offers/granisol ), a co-pay program to support use of GRANISOL.
  An agreement to include PediatRx’s GRANISOL on the list of reimbursed products for Medicaid.
  $2.08 million in financings for the fiscal year.

Key objectives for the remainder of 2011 include:

  Continued focus on growing product revenues.
  Aggressively market the merits of GRANISOL to healthcare professionals, payers, end users and their caregivers.
  Explore ex-US partnerships for GRANISOL.
  Actively pursue additional product acquisitions.
  Actively pursue corporate development transactions.

A summary of key financial highlights for the three months and fiscal year ended February 28, 2011 is as follows ($thousands):

	As of and for the three	As of and for the twelve
	month period ended	month period ended
	February 28, 2011	February 28, 2011
Net revenues	$118.0	$266.8
Gross margin	82.1	181.2
Operating expenses	469.8	1,230.3
Net loss for the period	(387.8)	(1,049.1)
Cash and cash equivalents	549.4	549.4
Current assets	716.1	716.1
Current liabilities	564.4	564.4
Working capital	151.7	151.7

A complete set of audited financial statement is available in the company’s Annual Report on Form 10-K for the fiscal year ended February 28, 2011.

Used for the prevention of nausea and emesis associated with initial and repeat courses of chemotherapy or radiation, GRANISOL is the only FDA-approved granisetron available as a ready-to-use oral liquid solution.

Selected Safety Information

  GRANISOL is contraindicated in patients with known hypersensitivity to the drug or any of its components.
  QT prolongation has been reported with granisetron. Therefore, GRANISOL Oral Solution should be used in caution with patients with pre-existing arrhythmias or cardiac conduction disorders, as this might lead to clinical consequences. Patients with cardiac disease, on cardio-toxic chemotherapy, with concomitant electrolyte abnormalities and/or on concomitant medications that prolong the QT interval are particularly at risk.
  Safety and effectiveness in pediatric patients have not been established.
  The most common side effects observed with administration of granisetron were headache, asthenia, constipation, diarrhea, dyspepsia, and abdominal pain.

About PediatRx

PediatRx, Inc. (www.pediatrx.com) is a hospital specialty pharmaceutical company which focuses on treatments for patients suffering from serious conditions requiring hospitalization. PediatRx trades on the OTCBB under the ticker symbol PEDX.

This press release contains forward-looking statements. Forward-looking statements are projections of events, revenues, income, future economics, research, development, reformulation, product performance or management's plans and objectives for future operations. In some cases you can identify forward-looking statements by the use of terminology such as "may", "should", "anticipates", "believes", "expects", "intends", "forecasts", "plans", "future", "strategy", or words of similar meaning. Forward-looking statements in this press release include those concerning PediatRx’s belief that it is well positioned for a strong and exciting year and its key objectives for the remainder of 2011 to continue focus on growing product revenues, aggressively market the merits of GRANISOL to healthcare professionals, payers, end users and their caregivers, exploration of ex-U.S. partnerships, the pursuit of additional product acquisitions and the active pursuit of corporate development transactions. While these forward-looking statements and any assumptions upon which they are based are made in good faith and reflect current judgment regarding the direction of the business operations of PediatRx, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested in this press release. These statements are predictions and involve known and unknown risks, uncertainties and other factors, including the risk that PediatRx cannot execute its business plan for lack of capital or other resources, distribution, partnering or licensing/acquisition opportunities, as well as the risks described in the periodic disclosure documents filed on EDGAR by PediatRx, copies of which are also available on the company’s website. Any of these risks could cause PediatRx or its industry's actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by the forward-looking statements in this press release. Except as required by applicable law, including the securities laws of the United States, PediatRx does not intend to update any of the forward-looking statements to conform these statements to actual results.

Further Information
PediatRx Inc.
Research & Business Development
Email: info@pediatrx.com

Shareholder Relations
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Email: ir@pediatrx.com